Exhibit:  24(b)(8.83):  (Retail) Sixth Amendment dated August 1, 2018, to the Master Shareholder Services Agreement dated August 28, 2000 between Voya Retirement Insurance and Annuity Company (fka ING Life Insurance and Annuity Company), Voya Financial Partners, LLC (fka ING Financial Advisers, LLC), Franklin Templeton Investor Services, LLC and Franklin Templeton Distributors, Inc. and amended on November 13, 2000, February 1, 2002, May 1, 2004 July 1, 2010, and
July 1, 2013

Sixth Amendment to the Master Shareholder Services Agreement for
the Franklin Templeton Funds

Effective as of the 1st day of August, 2018, this Amendment is made to the Master Shareholder Services Agreement for the Franklin Templeton Funds dated August 28, 2000, as amended, (the "Agreement") between ING Life Insurance and Annuity Company and ING Financial Advisers, LLC (collectively "you" or "your"), and Franklin Templeton Distributors, Inc. ("Distributors") and Franklin Templeton Investor Services, LLC ("Transfer Agent," together, Distributors and Transfer Agent shall be referred to as "we" or "us").

The parties hereby amend the Agreement as follows:

1.      The name of ING Life Insurance and Annuity Company as a party to the Agreement is hereby changed to Voya Retirement Insurance and Annuity Company ("VRIAC"). The name of ING Financial Advisers, LLC as a party to the Agreement is hereby changed to Voya Financial Partners, LLC ("Voya Partners").

2.       The first paragraph of the Agreement is hereby deleted in its entirety and replaced with the following paragraph:

We understand that you currently issue group annuity contracts under which you provide, among other things, recordkeeping and administrative services to certain qualified employee benefit plans ("Benefit Plans"), and that under such group annuity contracts you establish and maintain Benefit Plan participant investment accounts and provide other administrative and personal services to Benefit Plans and their participants. A Benefit Plan participant shall mean each person with an indirect interest in shares of an open-end investment company listed in Exhibit A and recorded in a Benefit Plan separate account. For purposes of this Agreement, a person will be deemed to have an "indirect interest" in a Fund's shares if the value of the person's interest changes directly in relation to changes in the net asset value of the Fund's shares and the person has the continuing independent discretionary authority to reduce or increase his/her indirect interest in those shares.

3.       Section 7.B. of the Agreement is hereby amended and restated as follows:

B.          In recognition of the Benefit Plan services you provide to Benefit Plan participants investing indirectly in Fund shares through annuity contracts and separate accounts Transfer Agent will, on behalf of each Fund, pay you a fee of fifteen (xx) basis points per annum of the average daily net asset value of the Fund's shares issued to a separate account over a three-month period, excluding any Fund shares issued to a separate account for which a person does not have the continuing independent discretionary authority to reduce or increase his/her interest in these shares (such as ERISA "defined benefit" pension plans, etc.). Beneficial owner servicing fees may be changed in Transfer Agent's discretion or in the discretion of the Funds' boards of directors or trustees upon reasonable notice to you.

Transfer Agent will not remit beneficial  owner servicing  fees on behalf of Class R6 shares of Funds designed for certain employer sponsored retirement plans .

Transfer Agent will also not remit beneficial owner servicing fees on behalf of certain Funds designed for institutional investors. Currently, these Funds include (i) Templeton Institutional Funds: International Equity Series (Primary Shares), Foreign Smaller Companies Series and Global Equity Series; (ii) Franklin Global Trust: Franklin Emerging Market Debt Opportunities Fund; and (iii) Institutional Fiduciary Trust: Money Market Portfolio. Transfer Agent also may not remit beneficial owner servicing fees on behalf of future Funds designed for institutional investors.

Additionally, Transfer Agent will not remit beneficial owner servicing fees on behalf of Franklin Templeton money funds. Currently, these include (i) Franklin U.S. Government Money Fund and (ii) Franklin Templeton U.S. Government Money Fund - Class A, Class C, and Class R. Transfer Agent also may not remit beneficial owner servicing fees on behalf of future Franklin Templeton money funds.

The beneficial owner servicing fees set forth in this Agreement shall be payable quarterly on an off-calendar quarter basis (quarters ending in January, April, July and October). You shall provide Transfer Agent with a statement ("Statement") within fifteen (15) days of the end of each calendar month setting forth on a Fund by Fund basis the total number of Benefit Plan participants in each Benefit Plan with an indirect interest in each Fund's shares registered to each separate account as of the last business day of that calendar month, along with any other supporting data reasonably requested by Transfer Agent. If a separate account identified in the Statement holds any Fund shares for which a person does not have the continuing independent discretionary authority to reduce or increase his/her interest in these shares (such as ERISA "defined benefit" pension plans, etc.), you shall also provide Transfer Agent with (i) the average daily net asset value of the Fund shares held in a separate account allocated to these plans (such as ERISA "defined benefit" pension plans, etc.) over that one month period, and (ii) the total number of these plan accounts per separate account invested in each Fund as of the end of that month. Beneficial owner servicing fees for a quarter are payable only upon your timely delivery and our receipt and acceptance of each complete and accurate monthly Statement for the months within the quarter. Once a beneficial owner servicing fee becomes payable, we will make every effort to deliver payment within thirty (30) days.

4.       Section 7.E. of the Agreement is hereby amended and restated as follows:

E.         Upon our request, which may occur no more frequently than annually, you shall provide us with a certification confirming that i) the monthly Statements required under section 7B herein for the prior four quarters are accurate and correct, including without limitation the number of reported Benefit Plan participants; ii) the separate accounts either do not hold any Fund shares for which a person does not have the continuing independent discretionary authority to reduce or increase his/her interest in these shares (such as ERISA "defined benefit" pension plans, etc.), or that the reported value of Fund shares allocated to these plans (such as ERISA "defined benefit" pension plans, etc.) and the number of reported plan accounts on the monthly Statements are accurate and correct; and iii) controls are in place to ensure your compliance with your authority and obligations set forth in Paragraph E of Exhibit B with respect to your appointment as the Franklin Templeton Funds' limited Rule 22c-l agent. You also agree that you will permit us, or our designated representatives to have reasonable access to your personnel and records in order to monitor compliance with the terms of this Agreement.

You shall use best efforts to return or cause to return a properly executed annual certification required by this section within 45 business days of receiving a written request from us, but no later than 120 business days of our initial written request. In the event that such certification will not be received by us within 120 business days, you shall promptly notify us in writing of the anticipated delivery date and the reason for such delay. However, such certification shall be delivered no later than 135 business days from the initial written request. If you fail to return a properly executed annual certification within 135 days of our initial written request, you shall forfeit payment of beneficial owner servicing fees from us for that specific quarter and each subsequent quarter until we receive the required certification.

5.       A new Section 7.F. is hereby added to the Agreement as follows:

F. On an annual basis, upon the execution of a separate mutually agreed upon confidentiality letter agreement by the Transfer Agent, you shall provide Transfer Agent with a copy of your most recent SSAE18/SOC1 or other comparable audit or report produced by an independent public accounting firm addressing your management, policies and procedures relevant to the investor services described in this Agreement. Upon receipt of an unqualified SSAE18/SOC1 or other comparable audit or report, the Transfer Agent will not exercise its right to conduct an audit visit for the subsequent year, provided you promptly respond to any follow up inquiries Transfer Agent has concerning the SSAE18/SOC1 or other comparable audit or report and the parties mutually resolve any issues.

6.       Section 17 of the Agreement is hereby amended and restated as follows:

17. Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To You:

Legal

Voya Retirement Insurance and Annuity Company
Voya Financial Partners, LLC

One Orange Way, C1S Windsor, CT 06095

Fax: 860-580-4934

To Us:

Franklin Templeton Distributors, Inc. One Franklin Parkway

San Mateo, CA 94403-1906

Attention: Daniel T. O'Lear, President and:

Franklin Templeton Investor Services, LLC 3344 Quality Drive

Rancho Cordova, CA 95670 Attention: Basil K. Fox, Jr., President

Any notice, demand or other communication given in a manner prescribed in this section shall be deemed to have been delivered on receipt.

7.       Exhibit A to the Agreement is hereby deleted and replaced by the attached Exhibit A.

8.       Exhibit B to the Agreement is hereby deleted and replaced by the attached Exhibit B.

Except to the extent amended by this amendment, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have each caused this amendment to be executed by its duly authorized officer.

VOYA RETIREMENT INSURANCE AND                FRANKLIN TEMPLETON

ANNUITY COMPANY (formerly ING Life                  DISTRIBUTORS, INC.

Insurance and Annuity Company)

By:	/s/Scott Stevens	By:	/s/Dan O'Lear

Name:	Scot Stevens	Name:	Dan O'Lear

Title:	Vice President	Title:	President

Date:	9/17/18	Date:	9/12/18

VOYA FINANCIAL PARTNERS, LLC                      FRANKLIN TEMPLETON INVESTOR

(formerly ING Financial Advisers, LLC)                         SERVICES, LLC

By:	/s/Scott Stevens	By:	/s/Stuart J. Bateman

Name:	Scot Stevens	Name:	Stuart J. Bateman

Title:	Vice President	Title:	Senior Vice President

Date:	9/17/18	Date:	September 12, 2018

EXHIBIT A

List of Available Funds

All Class A shares of Franklin Templeton Funds

All Class A1 shares of the Franklin Templeton Funds (effective September 10, 2018)

All Class R shares of Franklin Templeton Funds

All Advisor Class Shares of Franklin Templeton Funds

Funds not eligible for beneficial owner servicing fees are listed in Section 7.B. of this Agreement.

FTVIPT insurance dedicated funds are not covered under this Agreement.

EXHIBITB

Provisions Relating to Processing (NSCC version)

A.                 You agree that all separate accounts will be established with the same registration.  You also agree to complete an Account Application for each separate account if requested by Franklin Templeton.

B.                  You agree that you will inform us of any newly established separate account, and corresponding account number, at least five (5) days before the end of the quarter in which the account was opened in order to enable us to include the account for payments made under Section 7 of this Agreement.

C.                  You represent that you or your agent or designee are members of the National Securities Clearing Corporation ("NSCC") and you agree that the terms and conditions of NSCC membership shall be incorporated herein and the parties hereto shall act according to their duties as NSCC members and the procedures established by the NSCC, specifically with respect to the transmission and acceptance of electronic instructions for the purchase and redemption of Fund shares through the NSCC's Defined Contribution Clearance and Settlement ("DCC&S") System.

D.                 We will furnish to you or your affiliate through NSCC's Mutual Fund Profile System ("MFPS") as well as by e-mail from the Funds' service provider(s) (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. Each Fund or its designee will use commercially reasonable efforts to furnish such information to Voya Financial or its affiliate by 6:30 p.m. Eastern Time on each business day that the New York Stock Exchange is open for business (each a "Business Day"). Notwithstanding anything in this Agreement, in the event we or our designee do not furnish such information by 11:00 p.m. Eastern Time, which can then be accessed by you or your affiliate, the parties agree to discuss in good faith possible reimbursement for reasonable and documented costs (such as staff overtime expenses and losses resulting from your delayed processing of trade cycles) incurred by you as a result of our not furnishing such information by 11:00 p.m. Eastern Time. You and your affiliate agree to keep confidential all information and documentation related to this provision of the Agreement and you and your affiliate may not disclose this provision of the Agreement to any third party.

E.                  You are appointed by each Franklin Templeton Fund as its limited Rule 22c-1 agent and, as such, are authorized on behalf of the Franklin Templeton Funds to: (1) receive orders from Benefit Plan participants in group annuity contract owners' plans (for acceptance before the close of trading on the New York Stock Exchange (the "Close of Trading") on each Business Day) for the purchase and/or sale of shares of any Fund issued to a separate account for allocation by you to each Benefit Plan participants' interest in annuity contracts (each a "Benefit Plan Participant's Instruction"); (2) transmit to the NSCC net purchase and/or net redemption orders for each separate account (each a "Separate Account Instruction") to be received by us no later than the time set forth below; and (3) upon acceptance of any such Separate Account

Instruction, communicate such acceptance to the applicable Benefit Plan participants in group annuity contract owners' plans. All Separate Account Instructions shall include the fund number assigned to the separate accounts.

On each Business Day, you shall aggregate all purchase and redemption orders for shares of a Fund that you received prior to the Close of Trading. You represent and warrant that all orders for net purchases or net redemptions derived from Benefit Plan Participant's Instructions received by you and transmitted to the NSCC for processing on or as of a given Business Day (the "Designated Day") shall have been received in proper form and time stamped by you prior to the Close of Trading on the Designated Day. Such orders shall receive the Fund share price next calculated following the Close of Trading on the Designated Day (the "Designated Day Price"), provided that we receive Separate Account Instructions from the NSCC by 9:00 a.m. Eastern Time, 6:00 a.m. Pacific Time on the Business Day following the Designated Day (the "Submission Time"). Any such Separate Account Instructions that we receive after the Submission Time may, but are not guaranteed to, receive the Designated Day Price. You assume responsibility for any loss to a Fund caused by our receipt of Separate Account Instructions after the Submission Time including, but not limited to, losses caused by such Separate Account Instructions receiving the Designated Day Price, or any cancellation or correction made subsequent to the Submission Time. You will immediately pay the amount of such loss to a Fund upon notification by us. You represent and warrant that you have, maintain and periodically test, procedures and systems in place reasonably designed to prevent Benefit Plan Participant's Instructions received after the Close of Trading on a Designated Day from being executed with Benefit Plan Participant's Instructions received before the Close of Trading on that Designated Day.

F.                  In the event that NSCC systems or your systems are not functioning on a given Business Day, you shall transmit Separate Account Instructions to us via facsimile by 9:00 a.m. Eastern time, 6:00 a.m. Pacific time on the Business Day following the Designated Day. Immediately following the transmittal of any Separate Account Instruction via facsimile because of an NSCC system failure, you must call us to notify us of the transmittal and we will use commercially reasonable efforts to process those Separate Account Instructions in a mutually satisfactory manner. However, this paragraph F will not be applicable to Separate Account Instructions which have already been entered into DCC&S but not received by us.

G.                  Net purchase and net redemption transactions with respect to each separate account shall be settled in accordance with NSCC rules and procedures. In the event that NSCC systems are not functioning on a given Business Day (1) for net purchase Separate Account Instructions, you shall wire payment, or arrange for payment to be wired by your designated bank, in immediately available funds, to a Fund custodial account or accounts designated by us; and (2) for net redemption Separate Account Instructions, we shall wire payment, or arrange for payment to be wired, in immediately available funds, to an account designated by you in the Application described in paragraph A above. We must receive wires from you no later than the close of the Federal Reserve Bank on the Business Day such Separate Account Instructions are received by us in accordance with Paragraph E above.

H.                 Nothing herein shall prevent a Fund from delaying or suspending the right of redemption in accordance with the provisions of the Investment Company Act of 1940, as amended, and the rules thereunder.

I.                    You shall be solely responsible for the accuracy of any Separate Account Instruction transmitted to us via NSCC systems or otherwise and the transmission of such Separate Account Instruction shall constitute your representation to us that the Separate Account Instruction is accurate, complete and consistent with Benefit Plan Participant Instructions who have a beneficial interest in the shares that are the subject of the Separate Account Instruction. You shall assume responsibility for any loss to us or to a Fund caused by any delayed payment, or a cancellation or correction made subsequent to the date as of which a Separate Account Instruction has been placed, and you will immediately pay such loss to us or such Fund upon notification.

J.                    Each party to this Agreement shall notify the other of any material errors or omissions in any information including the net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. Each party agrees to maintain reasonable errors and omissions insurance coverage commensurate with its responsibilities under this Agreement.

K.                 As a courtesy, we request that you promptly notify us of a planned removal of a Fund from a group annuity contract's menu of investment options.